Exhibit 5.3

August 22, 2025

Alpha Cognition Inc.

c/o 1200 – 750 West Pender Street

Vancouver, BC V6C 2T8

Dear Sirs and Mesdames:

RE:	Alpha Cognition Inc. – Form S-3 - At the Market Prospectus Supplement

We have acted as Canadian legal counsel to Alpha Cognition Inc., a corporation existing under the laws of the Province of British Columbia, Canada (the “Corporation”) with respect to certain legal matters in connection with the registration by the Corporation, under the U.S. Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale by the Corporation in the United States of its common shares, having an aggregate offering price of up to US$75,000,000 pursuant to an At the Market Offering Agreement dated August 22, 2025 (the “ATM Agreement”) by and between the Corporation and H.C. Wainwright & Co., LLC (the “Manager”). The Corporation has filed a prospectus supplement (the “Prospectus Supplement that relates to the offer (the “Offering”) of up to US$75,000,000 of the Corporation’s common shares (the “Shares”) pursuant to the Corporation’s base prospectus under its new registration statement on Form S-3 of which the Prospectus Supplement forms a part (the “Registration Statement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinions set forth below. In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies or facsimile transmissions. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Corporation, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the legal, valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Corporation and of public officials. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing assumptions.

With respect to the Shares issuable pursuant to the ATM Agreement, we express no opinion to the extent that future issuances of securities of the Corporation and/or anti-dilution adjustments to outstanding securities of the Corporation cause the number of common shares outstanding or issuable upon conversion or exercise of outstanding securities of the Corporation to exceed the number of Shares then issuable under the ATM Agreement.

Our opinion herein is expressed solely with respect to the British Columbia Business Corporations Act. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal, provincial or state securities law, rule or regulation.

Based upon and subject to the foregoing, we are of the opinion that, when issued against payment therefor in an amount determined in accordance with the ATM Agreement for each Share, the Shares will be duly authorized, validly issued, fully paid and non-assessable.

The opinion expressed in this letter is for the sole benefit of the Corporation in connection with the Registration Statement and the Prospectus Supplement. This opinion may not be relied upon by, disclosed to, or filed with, any other person without our prior written consent.

Suite 1200 – 750 West Pender Street, Vancouver, B.C. V6C 2T8 ● Website: www.mortonlaw.ca
Telephone: 604.681.1194 ● Facsimile: 604.681.9652

Notwithstanding the foregoing, we hereby consent to the filing of this opinion with the Securities Exchange Commission (the “SEC”) as an exhibit to the Registration Statement to be filed by the Corporation in connection with the Offering. We also hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement and Prospectus Supplement which forms part of the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

This opinion is expressed as of the date hereof and unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Yours truly,

MORTON LAW LLP

/s/ Morton Law LLP

Suite 1200 – 750 West Pender Street, Vancouver, B.C. V6C 2T8 ● Website: www.mortonlaw.ca
Telephone: 604.681.1194 ● Facsimile: 604.681.9652